Exhibit 99.2


     REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
of Michael Baker Corporation

Our audits of the consolidated financial statements referred to in our report dated February 6, 1997, appearing within Exhibit 13.1 which has been incorporated by reference into various items of Michael Baker Corporation's Annual Report on Form 10-K, also included an audit of the Financial Statement Schedule listed in Item 14(a) of the Form 10-K. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/ Price Waterhouse LLP
-------------------------
Price Waterhouse LLP
Pittsburgh, Pennsylvania
February 6, 1997